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W. P. CAREY REPORTS FIRST QUARTER 2005 RESULTS, MANAGEMENT CHANGES AND RESTATED
2004 RESULTS May 05, 2005



WEBCAST o WPC First Quarter Financial Results o TRANSCRIPT


NEW YORK, NY, May 5, 2005 - Investment firm W. P. Carey & Co. LLC (NYSE: WPC) today reported financial results for the three-month period ended March 31, 2005.


QUARTERLY RESULTS

      Diluted earnings per share (EPS) for the three-month period were $0.15, as compared to $0.28 for the same period in 2004. Net income for the three-month period was $5.8 million, as compared to $11.1 million for the similar period in 2004. The declines in EPS and net income were predominantly due to impairment charges of $9.7 million, reflecting changes in estimated fair market values on three properties as reported in the Company's Form 8-K filing of March 30, 2005.

      Income from Continuing Operations was $14.5 million for the three-month period as compared to $10.3 million during the same period in 2004. This increase was due in large part to an increase in management and performance fees from the Company's affiliates and an increase in rental income during the quarter.

      Total revenues for the three-month period increased to $44.0 million, as compared to $33.7 million for the same period in 2004. This was due in large part to an increase of $8.9 million in management income from affiliates, as a result of an increase in investment activity during the quarter, as well as an increase in rental income of approximately $2.7 million during the quarter.

      Funds from Operations (FFO), as per the attached schedule, which is calculated consistently with the Company's prior FFO reporting, increased for the three-month period to $0.61 per diluted share, or $23.9 million, as compared to $0.55 per diluted share, or $21.4 million for the comparable period in 2004. This calculation excludes impairment charges.

      Cash Flows from Operating Activities for the three-month period were $27.5 million, as compared to $15.6 million during the same period in 2004. This increase was largely due to an increase in structuring fees, rental income and the receipt of deferred structuring fees and interest during the quarter.

      During the first quarter 2005, the Company, on behalf of its CPA(R) series of income generating real estate funds, completed $367 million in investments, as compared to $68 million during the same period in 2004.

      The Company sold three vacant buildings, totaling 260,000 square feet and separately re-leased 200,000 square feet of vacant space.

      The Board of Directors raised the cash dividend to $.444 per common share, which was paid on April 15, 2005 to shareholders of record on March 31, 2005.

MANAGEMENT CHANGES


The Board of Directors announced the election of Gordon F. DuGan as Chief Executive Officer, Thomas E. Zacharias as Chief Operating Officer and John Miller as Co-Chief Investment Officer. In connection with an ongoing SEC investigation of payments to broker-dealers, previously reported in the Company's 10-K, the Board has accepted the resignation of John J. Park as Chief Financial Officer and elected Claude Fernandez, who has been the Company's Principal Accounting Officer, as Acting CFO. A search is underway for a new CFO. Mr. Park will remain with the Company as Managing Director - Strategic Planning.


RESTATED 2004 RESULTS

      The Company has determined that earnings for 2004 were understated by approximately $2 million, or $0.05 per share, as a result of a clerical error in the calculation of deferred taxes for the fourth quarter of 2004. This error was identified earlier this week. The change will not affect 2004 Funds from Operations, as previously reported by the Company. The Company expects to issue restated financial statements that will reflect this increase in income, and is re-evaluating its control procedures for the calculation of deferred taxes and assessing the impact of this on its internal controls.


Gordon F. DuGan, President and Chief Executive Officer of W. P. Carey & Co. LLC, said, "We were extremely active this quarter in completing $367 million in new investments on behalf of our affiliates, as compared to $68 million in 2004. As a result of these new investments, our owned and managed assets grew to more than $7.1 billion. Our income from continuing operations increased year-over-year to $14.5 million, from $10.3 million in 2004, due to an increase in management income from our affiliates and an increase in rental revenue.


"On the other hand, impairments this quarter significantly reduced our net income," Mr. DuGan continued. "In addition, our latest offering, CPA(R):16 - Global, has been providing us with lower incremental revenue than our other funds due to the fact that its performance threshold has not yet been achieved. Furthermore, we continue to witness a very competitive real estate and corporate finance environment, which has resulted in a large amount of capital seeking a more limited set of opportunities, generally speaking.
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"At the same time, the sale-leaseback market remains active and we continue to compete based on our ability to complete complex transactions. As we continue 2005, we are pleased that W. P. Carey is conservatively capitalized with a strong balance sheet containing a debt to total market capitalization ratio of approximately 24 percent. We thank our investors and tenant companies for their continued confidence and support and look forward to continuing our 32-year tradition of success." Mr. DuGan concluded.


UPCOMING EVENT

      The Board of Directors announced that the 2005 Annual Shareholder Meeting will take place on Wednesday, June 8th at 2:00 PM at the Waldorf=Astoria Hotel in New York City. All shareholders are invited to attend. In addition, a live webcast of the event will be available on the Company's website and will be archived on the website following the meeting.


CONFERENCE CALL & WEBCAST

Please call at least 10 minutes prior to register for call.

TIME: Thursday, May 5, 2:00 PM EDT


CALL-IN NUMBER: 1-800-310-6649
(International) 719-457-2693


WEBCAST: Click Here


REPLAY: Available after 4:00 PM.  Call 1-888-203-1112
(International) 719-457-0820 with the access code 4427453

W. P. CAREY & CO. LLC


Founded in 1973, W. P. Carey & Co. is a leading global investment firm that has long served as the pre-eminent provider of sale-leaseback financing to corporations and private equity firms in the United States and Europe. It owns a portfolio of net-leased real estate assets and provides asset management services to the Corporate Property Associates (CPA(R)) series of income-generating real estate investment funds. The Company currently owns or manages more than 650 commercial and industrial properties worldwide, representing approximately 90 million square feet and valued at approximately $7 billion.


Individuals interested in receiving future updates on W. P. Carey via e-mail can register at www.wpcarey.com/alerts.


This press release contains forward-looking statements within the meaning of the Federal securities laws. A number of factors could cause the company's actual results, performance or achievement to differ materially from those anticipated. Among those risks, trends and uncertainties are the general economic climate; the supply of and demand for commercial properties; interest rate levels; the availability of financing; and other risks associated with the acquisition and ownership of properties, including risks that the tenants will not pay rent, or that costs may be greater than anticipated. For further information on factors that could impact the company, reference is made to the company's filings with the Securities and Exchange Commission.


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